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                                                                   EXHIBIT 10.11


                        GATEWAY INFORMATION PROVIDER AGREEMENT



This agreement, dated as of December 13, 1994, is made and entered into by and between VISUAL INFORMATION SERVICES CORP. ("VISCORP") with offices at 2728 North Hampden Court, Chicago, Illinois 60614 and NTN Communications, Inc. ("NTN"), a Delaware corporation, with offices at 2121 Palomar Airport Road, Suite 305, Carlsbad, California 92009.

INTRODUCTION

VISCORP and NTN each desire that NTN provide the non-exclusive online computer service described in Paragraph 1.1.2. below (the "Gateway Online Service") on the VISCORP network (the "Network"), subject to the terms and conditions set forth in this Agreement.

TERMS

1. GATEWAY ONLINE SERVICE. NTN grants and VISCORP accepts a non-exclusive worldwide license to promote, market and develop the Gateway Online Service during the term hereof, for use on the VISCORP platform as it presently exists or may be otherwise modified or enhanced in the future, including any derivations thereof.

    1.1. Duties of NTN. NTN shall provide the Gateway Online Service, at its own expense, including, without limitation, the following:

         1.1.1 Providing all computer, telephone, and other equipment necessary to access the Network in accordance with the Schedule attached as Addendum 1.

         1.1.2 Creating the Gateway Online Service with the following content: NTN's two-way interactive computerized broadcast games (the "Games") that involve broadcast of data to multiple locations, play by multiple participants at each location and retrieval and processing of data entered by the players.

         The Games shall include:

              1.1.2.1 Trivia games such as Countdown, Showdown, Sports Trivia Challenge, Spotlight, Passport, Playback, including all updates, revisions and enhancements, and other standard trivia games that exist or may be developed by NTN for general electronic distribution to all platforms, in the future during the Initial Term and any Renewal Term of this Agreement; subject to Addendum 2.

              1.1.2.2 Play-along games: QB1, Diamondball, Powerplay, Brackets, Hoops, DreamTeam, Undercover, Wipeout, Scatter, Triples, Award Shows (e.g., Academy Awards), Uppercut, including all updates,


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              revisions and enhancements, and other standard play-along games that exist or may be developed by NTN for general electronic distribution to all platforms in the future during the Initial Term and any Renewal Term of this Agreement ("Play-Along Games"), subject to Addendum 2.

         1.1.3     Software Development

              1.1.3.1 Developing the software necessary for the operation of the Gateway Online Service (the "Software"). The Software and the Gateway Online Service will be capable of supporting all Network users without noticeable degradation in response time, throughput or reliability;

              1.1.3.2 Developing the Software so that the Gateway Online Service will operate through a telecommunications link between the NTN and VISCORP host computer systems that utilizes TCP/IP communications protocols (the "Telecommunications Link").

         1.1.4     Operations

              1.1.4.1 Monitoring the Software and the Gateway Online Service to ensure that it operates as designed. NTN recognizes that time is of the essence and will make all reasonable efforts to re-start the Software in the event that the Software ceases to operate.

         1.1.5 Cooperating and assisting VISCORP in promptly answering questions and complaints from VISCORP or from customers, subscribers and end-users regarding the Gateway Online Service.

         1.1.6 Cooperating and assisting VISCORP in supplying material for VISCORP marketing and promotional activities.

         1.1.7 International Preference. If VISCORP develops a PAL system NTN will present it to Licensees as a preferred NTN ready platform.

    1.2. Duties of VISCORP

         1.2.1 VISCORP shall Provide NTN with reasonable technical assistance as requested in writing by NTN to assist NTN in a timely manner with the successful completion of its duties as outlined in
         Section 1.1 of this Agreement, including documentation of and assistance with the RMG;

         1.2.2     Provide NTN executives with Overhead Accounts;

         1.2.3 Make every reasonable effort to develop the Gateway Online Service on the VISCORP network in accordance with the Schedule attached as Addendum 1;


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         1.2.4     Design, implement and document the online screens that will be incorporated into the Gateway Online Service. VISCORP will make all necessary changes to the online screens as requested by NTN to assist in the design, implementation, debugging and maintenance of the Software and the Gateway Online Service;

         1.2.5 Pay for the costs of the Telecommunications Link between VISCORP and NTN. This will be a standard leased line of at least 9.6KB with a preference of 56.4KB

         1.2.6 Make every reasonable effort to promote and market NTN and NTN products and include NTN and NTN products in advertising.

         1.2.7 VISCORP agrees not to attempt to create or derive source code, derivative works or improvements to any of the NTN products provided to VISCORP by disassembly, reverse engineering or any other method, and to take reasonable steps necessary to prevent third parties, including without limitation, end-users, from disassembly, reverse engineering, and the like.

    1.3. Joint Responsibilities of VISCORP and NTN. Each party will submit marketing, advertising, and all other promotional materials related to the Gateway Online Service and/or referencing the other party and/or the trademarks of the other party to the other party (the "Materials") for such party's prior written approval, prior to the use or distribution of such Materials. Each party shall solicit and reasonably consider the views of the other party in designing and implementing such Materials. Approval shall not be unreasonably withheld or delayed, and once approved, the Materials may be reused until such approval is reasonably withdrawn with reasonable prior notice.

    1.4. Exclusivity. The Gateway Online Service shall be provided by NTN on a non-exclusive, worldwide basis for services originating in the United States. For services originating outside of the United States, NTN will present VISCORP as a preferred affiliation.

    1.5. Grant of Service Rights to VISCORP. NTN hereby grants VISCORP the right during the Initial and any Renewal Term of this Agreement (as defined in Section 6 below) to distribute the Gateway Online Service through the Network and to market and promote the Gateway Online Service and, only in connection with such distribution, marketing and promotion, to use the following trade names and trademarks of NTN: those pertinent to the games/NTN products being advertised, distributed or promoted, subject to any existing restrictions on such use.

    1.6. If NTN is unable to provide programming content, then VISCORP may provide this same programming for the term of this Agreement unless restricted by another agreement between NTN and a third party.

2.  PAYMENTS

    2.1. Usage Royalties.


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         2.1.1     For the Trivia Games described in Section 1.1.2.1 of this
         Agreement, VISCORP will pay NTN a percentage of the Online Usage Revenue, as defined herein, generated by the Trivia Games on the Network. The percentage of Online Usage Revenue VISCORP will pay NTN will be thirty percent (30%). Until VISCORP receives one hundred and twenty five thousand ($125,000) in revenues, usage royalties will be split on 85% VISCORP and 15% NTN basis. Thereafter, the permanent split will revert to the normal 70% /30% basis. Two years after the expected activation date of NTN programming on VISCORP'S gateway online service, VISCORP will pay NTN a minimum annual royalty of $24,000. The settlement of this minimum amount will occur at the end of the year on the anniversary of the Gateway Online Service. Gateway Online Service initiation is expected to be 1 May 1995. The first minimum royalty payment, if required, would be on 31 May 1998.

         2.1.2 For the Play-Along Games described in Section 1.1.2.2 of this Agreement, VISCORP will pay NTN thirty percent (30%) of Online Usage Revenue, as defined herein, generated by the Play-Along Games on the Network. The terms of this Section 2.1.2 are subject to renegotiation as it applies to any one of the Play-Along Games, in the event that NTN must pay a licensing fee to a third party which would make the provision of said game economically detrimental to NTN (i.e. NTN; tangible costs versus anticipated revenues, in NTN's determination);

         2.1.3 Online Usage Revenue shall mean the greater of a specific charge per event or a prorated percentage of subscription fees based on usage, excluding amounts received for taxes, duties, or valid charges. VISCORP shall provide NTN with monthly statements detailing the amount of usage of the Gateway Online Service for that month;

         2.1.4 VISCORP will continue to keep NTN advised as to any change in hourly or other charges and as to any free hours.

    2.2. Advertising Revenues.

         2.2.1 In the event that either VISCORP or NTN sell sponsorship of any portion of the Gateway Online Service to a third party ("Advertising Revenues"), the party which sells such a sponsorship shall receive a royalty to be mutually agreed upon, but not to be less than 70 percent of the Advertising Revenue derived from the sale of that sponsorship. Neither party shall sell nor solicit the sale of any sponsorship of any portion of the Gateway Online Service without the reasonable prior written approval of the other party.

         2.2.2 Prior to the sale of any sponsorships, VISCORP and NTN shall cooperatively set and agree in writing to the rates to be charged for sponsorship of any portion of the Gateway Online Service.


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         2.2.3     Each party reasonably reserves the right to refuse any
         sponsorship which, in its discretion, it determines to be not suitable for the Network or the Gateway Online Service.

    2.3. VISCORP and NTN agree to pay the other party all monies earned and received within thirty (30) days of the end of the month in which such monies were earned and received.

    2.4. License Fees and Conversion Charges. VISCORP will pay NTN two hundred thousand dollars ($200,000) upon the signing of this agreement and compliance with Steps 1 and 2 of the Schedule by NTN and fifty thousand dollars ($50,000) when the system is live, but not later than December 31, 1995.

3. Prizes. Five percent (5%) of online usage revenue will be reserved for prizes before royalty computation.

4. Confidentiality. Each party acknowledges and agrees that any and all information emanating from the other party's business and not publicly known, including, without limitation, the contents of this Agreement, technical processes and formulas, source codes, product designs, customer lists, sales, cost and other unpublished financial information, product plan, and marketing data, is confidential and proprietary information. Each party agrees that it shall take reasonable steps, at least substantially equivalent to the steps as it takes to protect its own proprietary information, during and after the Initial Term and any Renewal Term, to prevent the duplication or disclosure of any such confidential and proprietary information, other than by or to its employees or agents who must have access to such information to perform such party's obligations hereunder, who shall treat such information as provided herein. If such information is publicly known, already known by a party, is thereafter rightly obtained by the non-disclosure party from a source other than the disclosing party, or is required to be disclosed by law, regulation, or court order, then there shall be no restriction on the use of such information.

5.  LIMITATION OF LIABILITY; DISCLAIMER; INDEMNIFICATION.

    5.1. Liability. UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY USER OF THE GATEWAY ONLINE SERVICE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES EXCEPT AS SPECIFIED IN SECTION 5.3 ENTITLED "INDEMNITY", (EVEN IF SUCH OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES) FOR REASONS SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE, LOSS OF PROFITS OR LOST BUSINESS.

    5.2. Warranties.

         5.2.1 VISCORP MAKES NO, AND NTN ACKNOWLEDGES THAT VISCORP HAS NOT MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE NETWORK OR THE OPERATION OF THE GATEWAY ONLINE SERVICE ON THE NETWORK, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR


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         FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM
         COURSE OF DEALING OR COURSE OF PERFORMANCE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, VISCORP SPECIFICALLY DISCLAIMS ANY WARRANTY REGARDING THE PROFITABILITY OF THE GATEWAY ONLINE SERVICE AS OPERATED ON THE NETWORK.

         5.2.2 NTN MAKES NO, AND VISCORP ACKNOWLEDGES THAT NTN HAS NOT MADE ANY, REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING NTN'S PRODUCTS OR THEIR OPERATION ON THE NETWORK, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NTN SPECIFICALLY DISCLAIMS ANY WARRANTY REGARDING THE PROFITABILITY OF THE GATEWAY ONLINE SERVICE AS OPERATED ON THE NETWORK.

    5.3. Indemnity. If either party breaches any of its obligations under this Agreement, it will defend, indemnify, save and hold harmless the other party and the officers, directors, agents and employees of the other party from any and all claims, demands, liabilities, judgments, cost or expense, including reasonable attorneys' fees ("Liabilities"), resulting from such breach, except where Liabilities result solely from the negligence or knowing and willful misconduct of the other party. Without limiting the generality of the foregoing, NTN shall defend, indemnify, and hold harmless VISCORP against Liabilities arising out of (i) any injury to person or property caused by any products sold or otherwise distributed in connection with the Gateway Online Service, (ii) any defamatory or illegal, or allegedly defamatory or allegedly illegal material placed on the Gateway Online Service, and (iii) any material infringing or allegedly infringing on the proprietary rights of a third party including patents, copyrights, trademarks and trade secrets. Each party agrees to (A) promptly notify the other party in writing of any indemnifiable claim and give the other party the opportunity to defend or negotiate a settlement of any such claim at that party's expenses, and (B) cooperate fully with the other party, at that other party's expense, in defending or settling such claim. VISCORP reserves the right, at its own expense, to assume the exclusive defense and control of any matter otherwise subject to indemnification by NTN hereunder, and in such event, NTN shall have no further obligation to provide indemnification or any damages or settlement for such matter hereunder.

6.  RENEWAL AND TERMINATION.  The initial term of this Agreement shall be seven
(7) years from the date of this Agreement ("Initial Term"). This Agreement shall be automatically extended for a period equal to the length of the Initial Term (each a "Renewal Term") unless the agreement has been terminated in accordance with the following. Either party may terminate this Agreement (i) at any time in the event of a material breach by the other party which remains uncured after sixty (60) days notice thereof; or (ii) at any time for any reason on sixty (60) days prior written notice, such termination to be effective after the end of the Initial Term and on the commencement of the next Renewal Term hereof. Neither party is precluded


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from complying with existing contractual obligations and commitments by the termination of this agreement.

7.  General Provisions.

    7.1. Excuse. Neither party shall be liable for, or be considered in breach of or in default under this Agreement on account of, any delay or failure to perform as required by this Agreement as a result of any causes or conditions which are beyond such party's reasonable control and which such party is unable to overcome by the exercise of reasonable diligence.

    7.2. Independent Contractors. The parties to this Agreement are independent contractors. Neither party is an agent, representative, or partner of the other party. Neither party shall have any right, power or authority to enter into any agreement for or on behalf of, or incur any obligation or liability of, or to otherwise bind, the other party. This Agreement shall not be interpreted or construed to create an association, joint venture or partnership between the parties or to impose any partnership obligation or liability upon either party.

    7.3. Notice. Any notice, approval, request, authorization, direction or other communication under this Agreement shall be given in writing and shall be deemed to have been delivered and given for all purposes (i) on the delivery date if delivered by facsimile; (ii) on the delivery date if delivered personally to the party to whom the same is directed; or (iii) two business days after the mailing date, whether or not actually received, if sent by U.S. mail postage and charges prepaid or another means of rapid mail delivery for which a receipt is available, to the address of the party to whom the same is directed as set forth in the introductory paragraph of this Agreement. Either party may change its address specified above by giving the other party notice of such change. Notices of default shall be addressed to an officer of each party.

    7.4. No Waiver. The failure of either party to insist upon or enforce strict performance by the other party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment to any extent of such party's right to assert or rely upon any such provision or right in that or any other instance; rather, the same shall be and remain in full force and effect.

    7.5. Return of Information. Upon the expiration or termination of this Agreement, each party shall promptly return all information, documents, manuals and other materials belonging to the other party.

    7.6. Survival. Sections 3,4,5,6, and 7.5, and all other provisions of this Agreement which may reasonably be interpreted or construed as surviving the completion, expiration, termination or cancellation of this Agreement, shall survive the completion, expiration, terminations or cancellation of this Agreement.

    7.7. Entire Agreement. This Agreement sets forth the entire agreement, and supersedes any and all prior agreements of the parties with respect to the transactions set


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    forth herein.  Neither party shall be bound by, and each party specifically objects to, any term, conditions or other provision which is different from or in addition to the provisions of this Agreement (whether or not it would materially alter this Agreement) and which is proffered by the other party in any correspondence or other document, unless the party to be bound thereby specifically agrees to such provision in writing. Notwithstanding the foregoing, NTN shall also be bound by the Network Terms of Service except as such Network Terms of Service are specifically amended by this Agreement.

    7.8. Amendment. No change, amendment or modification of any provision of this Agreement shall be valid unless set forth in a written instrument signed by the party to be bound thereby.

    7.9. Construction. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by a court with jurisdiction over the parties to this Agreement, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and the remainder of this Agreement shall remain in full force and effect.

    7.10. Applicable Law; Jurisdiction. This Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the state of California.

    7.11. Counterparts. This agreement may be executed in counterparts, each of which shall be deemed as original and all of which together shall constitute one and the same document.

    7.12. Binding Arbitration. Any dispute between the parties over interpretation, breach, default or enforcement of this Agreement shall be submitted to binding arbitration. The panel shall consist of three arbitrators. The parties shall each select one arbitrator and the two arbitrators shall select a neutral arbitrator. The decision of the arbitrator shall be final, may include injunctive relief, and may be enforced by either party in any court of competent jurisdiction.

    7.13. This Agreement is binding upon the successors and assignees of either party.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

VISUAL INFORMATION SERVICES CORP.           NTN Communications, INC.
BY:                                         BY:

___________________________________         ___________________________________

___________________________________         ___________________________________
(Print Name)                                (Print Name)


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____________________________________        ___________________________________
(Title)                                     (Title)


Date________________________________        Date_______________________________


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                                      ADDENDUM 1
                                       SCHEDULE
                                GATEWAY ONLINE SERVICE
                                 DEVELOPMENT SCHEDULE

STEP                                              DATE TO BE COMPLETED
--------------------------------------------------------------------------------


1. NTN delivers packet architecture to VISCORP    Date of receipt of license
                                                  payment

2. NTN delivers artwork to VISCORP                Date of receipt of license
                                                  payment

3. Communications link established between        March 1, 1995
     NTN and VISCORP

4. Beta test                                      March 15, 1995

5. System Live                                    May 1, 1995


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                 ADDENDUM 2 TO GATEWAY INFORMATION PROVIDER AGREEMENT

1.1.2.1. VISCORP shall not be entitled to any Games with respect to which VISCORP declines to contribute its proportional share of the funding required by NTN and/or a third party to acquire and develop new Games, for which the acquisition or licensing of rights from a third party is required.

VISCORP's proportional contribution shall be measured by the anticipated relative benefits as determined by number of units, revenues and actual number of subscribers or users, to be calculated by NTN.

1.1.2.2. VISCORP shall not be entitled to any Games with respect to which VISCORP declines to contribute its proportional share of the funding required by NTN and/or a third party to acquire and develop new Games, for which the acquisition or licensing of rights from a third party is required.

VISCORP's proportional contribution shall be measured by the anticipated relative benefits, as determined by number of units, revenues and actual number of subscribers or users, to be calculated by NTN.

              ACCEPTED AND AGREED TO:

VISUAL INFORMATION SERVICES CORP       NTN COMMUNICATIONS, INC.

__________________________________     ______________________________________

Date:_____________________________     Date:_________________________________



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